Exhibit 23.6

Consent of independent auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated August 4, 2010 with respect to the consolidated financial statements of Viridian Partners, LLC and the Schedule of Combined Management Fees and Incentive Fees included in this Amendment No. 6 to the Registration Statement (Form S-1) and related prospectus of The Aveon Group L.P.

/s/ Ernst & Young, Ltd.

Hamilton, Bermuda

24 January 2011